Exhibit 99.1

                             PRECISION SYSTEMS, INC.
                 SIGNS DEFINITIVE AGREEMENT WITH SPEER COMPANIES

         St. Petersburg, FL, April 23, 1998 - Precision Systems, Inc. (Nasdaq:
PSYS, BOS; PNS) and its subsidiaries, Vicorp and BFD Productions, inc., announced today that its Board of Directors has approved and the Company has entered into a definitive agreement ("agreement") with various privately held entities controlled by Roy M. Speer to acquire a controlling interest in the company. The transaction is valued at approximately $100 million, and is subject to shareholder and certain antitrust and regulatory approvals and other customary conditions.
         Under terms of the agreement, which was initially proposed on March 6, 1998, the Speer entities (Speer Communication Holdings Limited Partnership, Speer WorldWide Digital Transmission and Vaulting Limited Partnership, Speer Virtual Media Limited Partnership, and Speer Productions Limited Partnership) will contribute to Precision Systems $15 million in cash and their digital storage, audiovisual production and telecommunications assets and business in Nashville, Tennessee and Washington, D. C. in exchange for approximately 105 million shares of Precision Systems' common stock.
         The agreement further contemplates that all debt and preferred stock of the Company held by its major stockholders will be converted into common stock at the rate of $1.00 per share. The agreement provides for a $3 million line of credit to be made available by Speer upon signing of the agreement for operating capital requirements. After the transaction, Mr. Speer will control over eighty percent (80%) of the outstanding stock of Precision Systems. Mr. Speer currently controls RMS Limited Partnership, an entity that is one of Precision Systems' major stockholders. RMS L.P. will also contribute certain real estate Nashville as part of the transaction.
         Roy M. Speer, Chairman of the Board and CEO of Speer Communications, Inc., said, "The combination of Precision Systems and the Speer companies will create a powerful capability to provide information solutions that integrate voice, data, and full-motion video. These services are provided across private networks and the Internet. Precision Systems' global presence and impressive list of customers, which include many of the world's largest telecommunications companies, create an ideal complement to my companies' business lines. We envision the new combined companies having the capability to offer customers a broader range of products and services than any of them can independently provide today."
         Greg Baltzer, Chief Operating Officer of Precision Systems, Inc., said, "The Special Committee of the Board of Directors concluded that the Speer transaction will best position Precision Systems toward the pursuit of growth, profitability, and increased shareholder value. The combined strengths of these companies should attract new business and offer additional value to our customers."
         St. Petersburg, Florida-based Precision Systems is a global company that, together with its subsidiaries, Vicorp and BFD Productions, Inc., delivers telecommunications solutions to service providers and corporations. Vicorp's software and hardware products support enhanced calling and prepaid services, toll-free services and advanced call center applications. BFD Productions is a service bureau specializing in audiotext and Internet applications. Precision Systems meets the needs of customers in more than 30 countries.

Exhibit 99.1 Continued


                  Speer Communications Holdings, headquartered in Nashville, Tennessee, is comprised of an array of companies that provide information solutions including voice, data, and video services through remote access, and the digital storage to complement these services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: the transaction proposed by Mr. Speer, or the possibilities of any other strategic alternative is subject to many risks and uncertainties and may never materialize. The Company assumes no obligation to update the information in this release.



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